EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Second Quarter of 2011 Earnings

Midland Park, NJ – August 15, 2011 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the three months ended June 30, 2011 of $585,000, or $0.08 per diluted common share, as compared to a net loss of $1,065,000, or $0.21 per diluted common share, for the three months ended June 30, 2010.  For the six months ended June 30, 2011, the Corporation reported net income of $1,068,000 compared to a net loss of $194,000 for the corresponding six month period in 2010.  After dividends on preferred stock and accretion, net income available to common shareholders was $792,000 for the first six months of 2011, or $0.14 per diluted common share, compared to a net loss of $469,000, or $0.08 per diluted common share, during the same period in 2010.
Commenting on results, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “The improved earnings in the current year periods is primarily related to a lower provision for loan losses than that recorded in the prior year periods.  The 2011 provision for loan losses remains elevated as a result of continued economic instability.”
For the three months ended June 30, 2011 the Corporation recorded a $1.9 million

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provision for loan losses and $3.6 million on a year to date basis.  At June 30, 2011, the allowance for loan losses increased to 2.40% of total loans compared to a ratio of 1.91% at June 30, 2010 and 1.88% as of December 31, 2010.  Furthermore, the ratio of allowance for loans losses to nonperforming loans was 37.81% at June 30, 2011, providing improved allowance coverage as compared to 32.48% at June 30, 2010.
Nonperforming loans totaled $29.7 million or 6.34% of total loans, at June 30, 2011 compared to $24.1 million, or 5.25% of total loans, at March 31, 2011 and $22.6 million, or 5.01% at December 31, 2010.  Included in nonperforming loans at June 30, 2011 is one loan for $2.3 million that is past due 90 days or more and accruing and another $2.3 million restructured loan, both of which have pending contracts for the sale of the underlying collateral.
Van Ostenbridge stated, “We are aggressively pursuing work out strategies to improve asset quality and maximize loan repayments.  We are operating today in an environment where foreclosures are prolonged and which contributes to our nonaccrual and delinquent loans remaining at elevated levels.  We remain diligent in directing our resources toward the workout of the problem assets.  We have engaged workout consultants and attorneys to assist us in navigating through the workout process.”
Net interest income for the three and six months ended June 30, 2011 reflected increases of $298,000 and $68,000, respectively, when compared to the prior year periods.  For the three months ended June 30, 2011, the net interest spread and margin of 3.62% and 3.89%, respectively, improved from 3.48% and 3.84%, respectively, for the three months ended June 30, 2010.  The net interest spread and margin for the six months ended June 30, 2011 were 3.61% and 3.86%, respectively, compared to a net interest spread and margin of 3.61% and 3.96%, respectively, for the six months ended June 30, 2010.  Earning asset yields have

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declined as a result of the effect of a prolonged low interest rate environment as well as the impact of nonaccrual loans.  The impact of a declining yield on earning assets has been largely offset by a reduction in funding costs.  The decrease in funding costs reflects the ongoing reduction in interest rates paid on deposits as a result of the repricing of deposits in the present environment.
For the three and six months ended June 30, 2011, the Corporation reported noninterest income of $943,000 and $2.0 million compared to $1.2 million and $2.3 million for the equivalent prior year periods.  For the current three and six month periods noninterest income reflects $186,000 and $590,000, respectively, of gains on sales of mortgage loans compared to $66,000 and $121,000 of such gains for the three and six months ended June 30, 2010, respectively.  With a more recent decline in mortgage interest rates, there has been an increase in residential mortgage loan application volume, which are targeted to provide future gains.  Included in the prior year were $474,000 and $802,000 of gains on calls and sales of securities realized for the three and six months ended June 30, 2010, respectively.
Noninterest expenses for the three and six months ended June 30, 2011 were $4.5 million and $9.2 million as compared to $4.2 million and $8.6 million in the comparable prior year periods.  A higher level of expense associated with charitable contributions reflects the increased level of net income for the current year periods.  Results for current year periods reflect continued increased costs, such as legal and other collection related expenses, incurred in the management of nonperforming assets.  A decline in FDIC insurance expense in 2011 reflects a recent change by the FDIC in the calculation of the quarterly assessment base.
Total assets of $700.4 million at June 30, 2011, while relatively unchanged from the March 2011 level, show an increase when compared to $688.1 million of assets at December 31, 2010.  The Corporation is actively lending and, since year end, has experienced a positive

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trend of increasing loan demand.  During the first six months of 2011, net loans have increased $14.1 million, or 3.2%, to $457.3 million at June 30, 2011.
At June 30, 2011, deposits were $588.4 million compared to deposits of $575.6 million at December 31, 2010.  Average core deposit balances continue to grow.  Noninterest-bearing deposits totaled $114.5 million, or 19.5% of total deposits at June 30, 2011, up from $99.7 million, or 17.3% at December 31, 2010.
The Corporation’s capital position is strong and capital ratios continue to far exceed the regulatory standards of being “well capitalized” with a Tier 1 leverage ratio of 8.53% and total risk-based capital of 13.27% at June 30, 2011.  Maintaining strong capital levels remains a significant objective of our Board.
Van Ostenbridge continued stating “Despite the effect of this extended economic downturn, the Corporation has remained profitable during 2011.  With our strong capital levels and core earnings, we continue to actively address the nonperforming asset issues.  However, the general economic recovery appears to be slow and the pace of problem loan workout in the current economic environment is much slower than we would like.  While we anticipate that the economic environment will remain challenging, we are fully committed to improving asset quality and believe improvement is achievable.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank is currently celebrating its twenty–fifth year of operation.  To date, the Bank’s total tithe donations exceed $7.3 million.
We invite you to visit our website at www.asbnow.com for additional information.

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The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010

Selected Financial Condition Data:
Cash and cash equivalents	$25,866	$29,661	$19,983	$19,452
Securities available for sale	145,891	148,178	138,628	116,009
Securities held to maturity	41,426	42,460	45,394	56,836
FHLB Stock	2,491	2,361	2,497	2,497
Loans receivable:
Loans receivable, gross	468,669	459,508	451,867	458,102
Allowance for loan losses	(11,230)	(9,874)	(8,490)	(8,745)
Other, net	(110)	(86)	(132)	(350)
Loans receivable, net	457,329	449,548	443,245	449,007

Loans held for sale	-	827	9,818	3,059
Other assets	27,386	27,900	28,553	28,050
Total assets	$700,389	$700,935	$688,118	$674,910

Total deposits	$588,418	$591,509	$575,603	$561,183
Other borrowings	33,000	33,000	36,000	36,000
Subordinated debentures	7,217	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,791	14,643	14,642	15,400
Other liabilities	2,316	2,340	2,524	2,412
Stockholders' equity	53,647	52,226	52,132	52,698
Total liabilities and stockholders' equity	$700,389	$700,935	$688,118	$674,910

Book value per common share	$7.49	$7.25	$7.24	$7.35

Equity to assets	7.66%	7.45%	7.58%	7.81%

Asset Quality Data:
Nonaccrual loans	$23,834	$24,010	$22,500	$25,712
Loans past due 90 days or more and accruing	2,342	-	-	-
Restructured loans	3,527	120	130	1,210
Total nonperforming loans	29,703	24,130	22,630	26,922
Other real estate owned	275	313	615	-
Total nonperforming assets	$29,978	$24,443	$23,245	$26,922

Non-performing loans to total loans	6.34%	5.25%	5.01%	5.88%
Non-performing assets to total assets	4.28%	3.49%	3.38%	3.99%
Allowance for loan losses to nonperforming loans	37.81%	40.92%	37.52%	32.48%
Allowance for loan losses to total gross loans	2.40%	2.15%	1.88%	1.91%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Selected Operating Data:
Interest income	$8,033	$8,201	$15,808	$16,696
Interest expense	1,812	2,278	3,638	4,594
Net interest and dividend income	6,221	5,923	12,170	12,102
Provision for loan losses	1,915	4,705	3,590	6,255
Net interest and dividend income
after provision for loan losses	4,306	1,218	8,580	5,847
Noninterest income:
Fees and service charges	538	503	1,049	972
Bank owned life insurance	81	81	161	167
Gain on sales of mortgage loans	186	66	590	121
Gain on calls and sales of securities	21	474	21	802
Other	117	123	206	196
Total noninterest income	943	1,247	2,027	2,258
Noninterest expenses:
Salaries and employee benefits	2,261	1,948	4,497	4,074
Occupancy, net	475	481	1,020	970
Equipment	238	277	496	586
Data processing	338	327	675	652
FDIC insurance premium	147	237	401	461
Charitable contributions	75	(15)	175	150
Other	1,002	916	1,956	1,702
Total noninterest expenses	4,536	4,171	9,220	8,595
Income (loss) before income taxes	713	(1,706)	1,387	(490)
Income tax expense (benefit)	128	(641)	319	(296)
Net income (loss)	585	(1,065)	1,068	(194)
Dividends on preferred stock and accretion	138	138	276	275
Net income (loss) available to common stockholders	$447	$(1,203)	$792	$(469)

Weighted avg. no. of diluted common shares	5,850,506	5,842,366	5,850,116	5,841,176
Diluted earnings (loss) per common share	$0.08	$(0.21)	$0.14	$(0.08)

Return on average common equity	4.11%	-10.80%	3.70%	-2.12%

Return on average assets	0.34%	-0.64%	0.31%	-0.06%

Yield on average interest-earning assets	4.99%	5.28%	4.99%	5.43%
Cost of average interest-bearing liabilities	1.37%	1.80%	1.38%	1.82%
Net interest rate spread	3.62%	3.48%	3.61%	3.61%

Net interest margin	3.89%	3.84%	3.86%	3.96%